Exhibit 10.6
EMPLOYMENT AGREEMENT
Matthew J. Klaben
          EMPLOYMENT AGREEMENT (the “Agreement”) dated March 29, 2006 by and between Chart Industries, Inc. (the “Company”) and Matthew J. Klaben (the “Executive”).
          The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and
          Executive desires to accept such employment and enter into such an agreement.
          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company, on the terms and subject to the conditions set forth in this Agreement, for a constantly renewing one (1) year term, commencing on March 29, 2006, so that the remaining term of employment under this Agreement shall always be one year (the “Employment Term”), unless: (a) either party gives written notice to the other that the Employment Term shall no longer constantly renew (the “Non-Renewal Notice”) in which event the Employment Term shall expire on the first anniversary of the delivery of such Non-Renewal Notice or (b) Executive’s employment under this Agreement is earlier terminated in accordance with Section 8 of this Agreement.
     2. Position.
               a. During the Employment Term, Executive shall serve as the Company’s Vice President and General Counsel. In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors of the Company (the “Board”), the Chief Executive Officer or the Chief Financial Officer of the Company, which duties, authority and responsibility are consistent with the position of Vice President and General Counsel of the Company. If requested, Executive shall also serve as a member of the Board without additional compensation.
               b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.
     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $193,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
     4. Bonus.
          (a) Signing Bonus. Executive shall be entitled to receive a lump sum cash bonus equal to $25,000 within thirty (30) days of the date of this Agreement. In the event the Executive resigns without Good Reason (as defined in Section 8(c)) prior to March 29, 2007, such bonus will be forfeited and the Executive shall be required to repay such amount to the Company within thirty (30) days of Executive’s termination of employment.
          (b) Annual Bonus. With respect to each full fiscal year during the Employment Term (commencing with the 2006 fiscal year), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to one hundred and fifty percent (150%) of seventy percent (70%) of the Executive’s Base Salary (the “Target”) based upon the achievement of EBITDA and working capital performance targets established by the Board within the first three months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.
     5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) providing for health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any stock option plans, as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.
     6. Vacation. During the Employment Term, Executive shall be entitled to three (3) weeks of paid vacation annually to be taken at such times as chosen by Executive. Notwithstanding the foregoing, after five (5) years of employment with the Company, Executive shall be entitled to four (4) weeks of paid vacation annually to be taken at such times as chosen by Executive.
     7. Business Expenses and Perquisites.
               a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
               b. Perquisites. During the Employment Term, Executive shall be eligible for an automobile allowance of up to $800 per month, consistent with the Company’s current practices.
     8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

               a. By the Company For Cause or By Executive Resignation Without Good Reason.
               (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.
               (ii) For purposes of this Agreement, “Cause” shall mean the Executive’s (A) willful failure to perform duties which, if curable, is not cured promptly, or in any event within ten (10) days, following the first written notice of such failure from the Company, (B) commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (C) willful malfeasance or misconduct which is demonstrably injurious to the Company or its subsidiaries or affiliates, (D) material breach of the material terms of this Agreement, including, without limitation, any non-competition, non-solicitation or confidentiality provisions, (E) commission of any act of gross negligence, corporate waste, disloyalty or unfaithfulness to the Company which adversely affects the business of the Company or its subsidiaries or affiliates, or (F) any other act or course of conduct which will demonstrably have a material adverse effect on the Company, a subsidiary or affiliate’s business.
               (iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
               (A) the Base Salary through the date of termination;
               (B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
               (C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
               (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including payment for any accrued but unused vacation within 30 days following the date of Executive’s termination of employment (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
          Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section

8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
               b. Disability or Death.
               (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
               (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
               (A) the Accrued Rights; and
               (B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4(b) hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4(b) had Executive’s employment not terminated.
          Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
               c. By the Company Without Cause or Resignation by Executive for Good Reason.
               (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
               (ii) For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (i) a substantial diminution in Executive’s position or duties, material adverse change in reporting lines, or assignment of duties materially inconsistent with his position or (ii) any reduction in Executive’s base salary and/or material reduction in employee benefits in the aggregate provided to Executive (excluding any general salary reduction or reduction in employee benefits similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business), in each case which is not cured within 30 days following the Company’s receipt of written notice from the Executive describing the event constituting Good Reason.
               (iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
               (A) the Accrued Rights;
               (B) subject to Executive’s (x) continued compliance with the provisions of Sections 9 and 10 and (y) execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company, continued payment of the greater of the current Base Salary or Executive’s highest Base Salary paid within the Employment Term in accordance with the Company’s usual payment practices, as in effect on the date of termination of Executive’s employment, until the expiration of the otherwise remaining portion of the Employment Term determined, for this purpose only, as if such termination of employment and the Employment Term had not occurred (the “Severance Period”); and
               (C) continued coverage under the Company’s group health plans during the Severance Period on the same basis as active employees of the Company.
          Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
               d. Expiration of Employment Term.
               (i) Election Not to Renew the Employment Term. In the event either party provides the other with the Non-Renewal Notice pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, the expiration of the Employment Term and the Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the first anniversary of the delivery of such Non-Renewal Notice and Executive shall be entitled to receive the Accrued Rights.
          Following such termination of Executive’s employment hereunder, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
               (ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
               e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
               f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.
     9. Non-Competition.
               a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
          (1) During the Employment Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or customer or prospective client or customer:
(i)	with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.
(2)	During the Restricted Period, Executive will not directly or indirectly:
(i)	engage in (A) the business of manufacturing equipment used in (x) the production, storage and end-use of hydrocarbon and industrial gases business or (y) low temperature and cryogenic applications, (B) any other businesses which the Company or its subsidiaries engage in during the term of Executive’s employment with the

Company and (C) any businesses which, as of the date of Executive’s termination of employment, the Company or its subsidiaries both (x) have specific plans to conduct in the future (and as to which Executive is aware of such planning) and (y) have allocated or invested capital as of the date of such termination of employment (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.
          (3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
          (4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.
          (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
b.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against

Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     10. Confidentiality; Intellectual Property.
a.	Confidentiality.
               (i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person other than the Company; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or other than in performing his duties on behalf of the Company consistent with Company policies and as authorized by the Board), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
               (ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
               (iii) Except as required by law and except to the extent that the Company has disclosed the existence or contents of this Agreement publicly, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.
               (iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
b.	Intellectual Property.
               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any of the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same, to the best of his knowledge, to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
               (ii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
               (iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
               (iv) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.
     11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     12. Miscellaneous.
               a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
               b. Dispute Resolution. Except as otherwise provided in Section 11 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in New York, New York, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 12(b) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.
               c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
               d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
               e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
               f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. The Company will require any person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company to assume all obligations of the Company under this Agreement.
               g. Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.
               h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
               i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Chart Industries, Inc.
One Infinity Corporate Centre Drive, Suite 300
Garfield Heights, Ohio 44125
Facsimile: (440) 753-1491
Attention: Chief Financial Officer and
                  Vice President – Human Resources
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
               j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
               k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, without limitation, the offer letter, dated February 27, 2006.
               l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
               m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
               n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
               o. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(o); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHART INDUSTRIES, INC.	MATTHEW J. KLABEN

/s/ Samuel F. Thomas	/s/ Matthew J. Klaben

By: Samuel F. Thomas
Title: Chief Executive Officer and President